UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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VERILINK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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127 Jetplex Circle
Madison, Alabama 35758-8989

October 10, 2003

Dear Stockholder:

     You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Verilink Corporation (the “Company”) to be held at the Sheraton San Diego Hotel & Marina – East Tower, 1380 Harbor Island Drive, San Diego, California 92101 on Thursday, November 13, 2003, at 9:00 a.m. local time. I sincerely hope that you will be able to attend the meeting and I look forward to seeing you.

     The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. We also will report on the operations of the Company during the past year as well as on our plans for the future.

     We are including with this Proxy Statement a copy of the Company’s Annual Report on Form 10-K. It contains information on the Company’s operations, markets, products and services as well as the Company’s audited financial statements.

     Please take this opportunity to become involved in the affairs of the Company. We hope that you will take time to consider each matter.

     Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy in the envelope provided. Returning the proxy does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

Sincerely,

Howard Oringer Chairman of the Board

VERILINK CORPORATION
127 Jetplex Circle
Madison, Alabama 35758-8989
_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held November 13, 2003
_________________

     The Annual Meeting of Stockholders (the “Annual Meeting”) of Verilink Corporation (the “Company”), will be held at the Sheraton San Diego Hotel & Marina – East Tower, 1380 Harbor Island Drive, San Diego, California 92101 on Thursday, November 13, 2003, at 9:00 a.m. local time, for the following purposes:

1.	To elect one (1) Class I director to hold office until the 2006 Annual Meeting of Stockholders or until his successor has been duly elected or appointed;

2.	To ratify and approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending July 2, 2004; and

3.

To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

     The foregoing matters are described in more detail in the enclosed Proxy Statement, which is attached and made a part hereof.

     The Board of Directors has fixed the close of business on September 29, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors, Leigh S. Belden President, Chief Executive Officer and Director

Madison, Alabama
October 10, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE TO ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

MAILED TO STOCKHOLDERS ON OR ABOUT OCTOBER 10, 2003

VERILINK CORPORATION
127 Jetplex Circle
Madison, Alabama 35758-8989
_________________

PROXY STATEMENT

General Information

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Verilink Corporation, a Delaware corporation (the “Company”), of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders to be held on Thursday, November 13, 2003, at 9:00 a.m. local time, at the Sheraton San Diego Hotel & Marina – East Tower, 1380 Harbor Island Drive, San Diego, California and any adjournment or postponement thereof (the “Annual Meeting”). The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the Annual Meeting.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

     The solicitation of proxies will be conducted by mail and the Company will bear all associated costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

     The close of business on September 29, 2003 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 14,800,055 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or 7,400,028, of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one (1) vote on all matters, except that stockholders have cumulative voting rights with respect to the election of directors.

     An automated system administered by an outside firm will tabulate votes cast by proxy at the Annual Meeting, and an employee of the Company will tabulate votes cast in person at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and entitled to vote, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. In determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s Common Stock as of September 29, 2003 by (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company’s Common Stock, (b) each director and nominee for director of the Company, (c) each Named Executive Officer in the Summary Compensation Table below (see “Executive Compensation”) and (d) all directors and current executive officers who beneficially own shares, as a group.

Name of Beneficial Owner	Number of Shares Owned	Vested Options Exercisable Within 60 Days (1)	Total Beneficial Ownership	Percentages of Shares Beneficially Owned (2)
Leigh S. Belden (3)	1,842,095	468,209	2,310,304	15.13%
Steven C. Taylor (4)	954,607	109,877	1,064,484	7.14%
Beltech, Inc. (5)	1,000,000	--	1,000,000	6.76%
Suzanne E. Taylor (6)	946,457	--	946,457	6.39%
Howard Oringer	166,000	205,834	371,834	2.48%
John A. McGuire	45,000	157,501	202,501	1.35%
S. Todd Westbrook (7)	--	167,708	167,708	1.12%
John E. Major	10,000	121,334	131,334	*
C. W. Smith (8)	8,300	103,025	111,325	*
Ronald W. Caines	--	--	--	*
James B. Garner	--	--	--	*
Directors and current executive officers as a group
(7 persons) (9)	3,026,001	1,333,488	4,359,490	27.02%

__________
* Less than 1%

(1)

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are vested and exercisable or vested and exercisable within 60 days of September 29, 2003 are deemed outstanding. Employee stock options granted under the 1993 Amended and Restated Stock Option Plan are generally exercisable; however the shares of Common Stock issuable upon exercise typically vest over time provided the optionee remains continuously employed by the Company. Upon cessation of employment, the Company has the option to repurchase all of any unvested shares issued upon exercise of employee options. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Verilink Corporation, 127 Jetplex Circle, Madison, Alabama 35758-8989.

(2)	Percentage beneficially owned is based on 14,702,899 shares of Common Stock outstanding as of September 29, 2003.

(3)

Includes (a) 841,045 shares owned by Leigh S. Belden, individually, and by Leigh S. Belden & Deborah Tinker Belden, or their successors, Trustees U/A Dated 12/09/88; (b) 1,050 shares owned by Baytech Associates, a California general partnership in which Mr. Belden has a 50% general partner interest; and (c) 1,000,000 shares owned by Beltech, Inc., a Nevada corporation of which Mr. Belden is a Director and President and the Leigh S. Belden and Deborah Tinker Belden Trust U/A Dated 12/09/88 is the sole shareholder. Excludes 559,656 shares held in trust with an independent trustee for the benefit of Mr. Belden’s children. Mr. Belden does not have voting or dispositive power with respect to such shares. Also excludes options to purchase 833,334 shares that are not vested, but exercisable within 60 days of September 29, 2003. As of September 29, 2003, Mr. Belden has pledged 601,456 shares to the Company to secure the notes described under “Certain Relationships and Related Transactions”.

(4)

Includes (a) 953,557 shares owned by Steven C. Taylor, individually and (b) 1,050 shares owned by Baytech Associates, a California general partnership interest in which Mr. Taylor has a 50% general partner interest.

(5)	Beltech, Inc., 940 Southwood Blvd., Suite 201, Incline Village, NV 89452.

(6)	The address for Ms. Suzanne E. Taylor is 1325 Howard Ave, PMB 617, Burlingame, CA 95134.

(7)	Excludes options to purchase 82,292 shares that are not vested, but exercisable within 60 days of September 29, 2003.

(8)	Excludes options to purchase 44,375 shares that are not vested, but exercisable within 60 days of September 29, 2003.

(9)	Excludes options to purchase 960,001 shares that are not vested, but exercisable within 60 days of September 29, 2003.

EQUITY PLAN COMPENSATION INFORMATION

     The following table sets forth certain information as of June 27, 2003, about shares of Common Stock outstanding and available for issuance under the Company’s equity compensation plans.

Plan Category	Number of Securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	3,216,579	$1.82	2,020,500
Equity compensation plans not approved by stockholders (1)	--	--	--

Total	3,216,579	$1.82	2,020,500

(1)	The Company does not have any equity compensation plans not approved by stockholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than ten percent of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC and Nasdaq. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during fiscal 2003, all Reporting Persons complied with all applicable filing requirements.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

     The Company’s Certificate of Incorporation divides the Company’s Board of Directors into three classes designated Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms. The Board is currently composed of one (1) Class I director (John E. Major), two (2) Class II directors (Howard Oringer and John A. McGuire), and two (2) Class III directors (Leigh S. Belden and Steven C. Taylor), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2003, 2004 and 2005, respectively. The total number of currently authorized directors has been fixed at five (5).

     At the Annual Meeting, the stockholders will elect one (1) Class I director to serve a three (3) year term until the 2006 Annual Meeting of Stockholders or until his successor is elected or appointed and qualified or until his earlier resignation or removal. In the event the nominee is unable or unwilling to serve as a nominee, the proxies may be voted for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy. The Board of Directors has no reason to believe that the person named will be unable or unwilling to serve as a nominee or as a director if elected.

     In voting for directors for each class, each stockholder is entitled to cast that number of votes equal to the number of shares of Common Stock held by such stockholder multiplied by the number of directors to be elected to that certain class of directors, and each stockholder may cumulate and cast all such votes for a single director nominated to such class, or may distribute such votes among the number of directors to be elected to such class as such stockholder sees fit. Votes may be cumulated only for directors to be elected within each class. The candidates for each class of directors receiving the highest number of affirmative votes will be elected to such class, up to the number of directors to be elected to that class. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote for any or all of the nominees for that certain class of directors as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for such class for whom authority to vote has not been withheld.

     Unless marked otherwise, proxies received will be voted FOR the election of the nominee named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

     Certain information about John E. Major, the Class I director nominee, is furnished below.

     Mr. Major is President of MTSG, an investments and strategic consulting business in the telecom space. Prior to that Mr. Major was the CEO of Novatel Wireless, Inc. from July 2002 through January 2003. Prior to joining Novatel Wireless, Mr. Major served as President and CEO of Wireless Knowledge, Inc., a joint venture between Microsoft Corporation and QUALCOMM Inc. Mr. Major also served as Corporate Executive Vice President of QUALCOMM Inc. and President of its Wireless Infrastructure Division. Prior to that, Mr. Major held several executive leadership positions at Motorola, including serving as corporate Chief Technology Officer, from 1977 until joining QUALCOMM in 1997. Mr. Major received a B.S. in Mechanical and Aerospace Engineering from the University of Rochester, and a M.S. in Mechanical Engineering from the University of Illinois. He also holds a M.B.A. with distinction from Northwestern University and a J.D. from Loyola University. Mr. Major received an honorary doctorate from Westminster College in 1995. Mr. Major currently serves on the board of directors for three other publicly traded companies: Broadcom, Littlefuse Inc. and Lennox International Inc. He has nine US patents.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES NAMED ABOVE.

The Board of Directors and Committees

Name	Age	Principal Occupation	Director Since
Leigh S. Belden (3)	53	President, Chief Executive Officer, and Director	1982
Howard Oringer (1)(2)(3)	61	Managing Director of Communications Capital Group	1987
Steven C. Taylor	55	Vice Chairman of the Board, Chief Technical Officer	1982
John A. McGuire (1)(2)(3)	68	Director	1998
John E. Major (1)	57	Director and management consultant	1999

______________
(1)    Member of Audit Committee.
(2)    Member of Compensation Committee.
(3)    Member of the Strategy Committee.

     Mr. Belden co-founded the Company and served as its President and Chief Executive Officer since he re-joined the Company in January 2002, and from its inception in December 1982 until his prior retirement from this position in March 1999. Mr. Belden has served as a Director since its inception in December 1982. From 1980 to 1982, Mr. Belden was Vice President of Marketing for Cushman Electronics, Inc., a manufacturer of telephone central office and two-way radio test equipment. Previously, he held various international and domestic sales and marketing management positions for California Microwave, Inc. Mr. Belden received a B.S. in Electrical Engineering from the University of California at Berkeley and an M.B.A. from Santa Clara University.

     Mr. Oringer has been a Director of the Company since August 1987 and Chairman of the Board of Directors since January 1996. In addition, he has been the Managing Director of Communications Capital Group, a management consulting firm, since November 1993. From February 1986 to November 1993, Mr. Oringer was the President, Chief Executive Officer and Chairman of the Board of Directors of Telesciences, a manufacturer of telecommunications equipment. Mr. Oringer received a B.E. in Engineering from the Stevens Institute of Technology, an M.S. in Electrical Engineering from the California Institute of Technology and an M.B.A. from Santa Clara University. Mr. Oringer is a member of the Board of Directors of Tekelec, Inc. and Ixia, Inc.

     Mr. Taylor co-founded the Company and has served as its Chief Technical Officer since April 2002. He had previously served as Chief Technical Officer since the Company’s inception in December 1982 until his retirement from that position in April 1999. In addition, Mr. Taylor served as Chairman of the Board of Directors from the Company’s inception until January 1996, at which time he became the Vice Chairman of the Board of Directors. Previously, Mr. Taylor served as Chief Engineer of Digital Products for Culbertson Industries and California Microwave. In 1980, Mr. Taylor formed Telecommunications Consultants, Inc., a consulting firm engaged in the design and support of digital and analog communications equipment.

     Mr. McGuire became a Director of the Company in July 1998. Mr. McGuire retired in 2000 as the Chairman and Chief Executive Officer of Ellipsys Technology, Inc., a telecommunications company. From 1994 to 1996, Mr. McGuire was the Managing Partner of J. McGuire and Associates, a management consulting firm. From 1991 to 1994, Mr. McGuire was the President of Telescience International, a telecommunications manufacturing company. Mr. McGuire received a B.S. in Mathematics from the California State University.

     There are no family relationships among any of the directors or executive officers of the Company.

Board Meeting and Committees

     The Company’s Board of Directors met fourteen (14) times during fiscal 2003. None of the directors attended fewer than 75% of all the meetings of the Board and those committees of the Board on which he served. The Chairman of the Board receives a retainer of $6,500 per quarter. All other Non-employee Directors receive a retainer fee of $4,000 per quarter. In addition, all Non-employee Directors receive a fee of $2,000 for each Board meeting attended, or $1,000 for telephonic participation.

     The Audit Committee, which held ten (10) meetings during fiscal 2003, currently consists of Messrs. Major, McGuire and Oringer. The Audit Committee Chairman, Mr. Major, receives a retainer fee of $1,750 per quarter. All other Non-employee Audit Committee Members receive a retainer fee of $1,000 per quarter. In addition, each Non-employee Audit Committee Member receives a fee of $500 for each meeting attended. The Audit Committee reviews and selects the certified public accountants to audit the financial statements of the Company for the fiscal year for which they are appointed; approves any non-audit services to be provided by the independent auditors and the related compensation for such services; reviews the effectiveness of the audit effort and the Company’s financial and accounting organization and financial reporting; and maintains free and open means of communication between the directors, independent auditors, financial management and employees of the Company.

     The Compensation Committee, which held nine (9) meetings during fiscal 2003, currently consists of Messrs. McGuire and Oringer. The Compensation Committee Chairman, Mr. McGuire, receives a retainer fee of $1,750 per quarter. All other Non-employee Compensation Committee Members receive a retainer fee of $1,000 per quarter. In addition, each Non-employee Compensation Committee Member receives a fee of $500 for each meeting attended. The Compensation Committee establishes and reviews the compensation policies applicable to the Company’s executive officers and administers the 2002 Stock Incentive Plan (the “Option Plan”) and the Verilink Corporation 1996 Employee Stock Purchase Plan (the “Stock Purchase Plan”).

     The Strategy Committee, which held four (4) meetings during fiscal 2003, currently consists of Messrs. Belden, McGuire and Oringer. The Strategy Committee Chairman, Mr. Belden, does not receive a retainer fee. All other Non-employee Strategy Committee Members receive a retainer fee of $2,500 per quarter. In addition, each Non-employee Strategy Committee Member receives a fee of $2,000 for each meeting attended, or $1,000 for telephonic participation. The Strategy Committee establishes and reviews the strategic direction of the Company.

Certain Relationships and Related Transactions

     During fiscal 2003, the Company approved providing its President and Chief Executive Officer (“President”) with additional relocation benefits of approximately $300,000 in connection with the sale of his California residence. In November 2002, the President made a cash payment of $675,000 against his outstanding note to the company due in March 2003. The remaining balance of this note, which totaled $341,000, was paid prior to its due date by the surrender of 289,824 shares of the Company’s common stock in accordance with the terms of the note.

     The Company issued 1,600,000 shares of Common Stock in September 1993 to its President in exchange for a non-recourse note totaling $800,000 with the issued shares of Common Stock initially collateralizing the note. From time to time thereafter, the Company released excess collateral based upon then current market prices. Through note modifications in February 1998, September 1999 and February 2002, repayment of this note, which bears interest at 5% per annum, was extended to March 2003. As noted above, this note was paid in full during fiscal 2003 with total payments of $1,016,000. Payments of $230,000 were made against this note during fiscal 2001.

     In February 1999, the Company approved a loan facility of up to $3,000,000 to its President in return for a note that bears interest at 6% per annum with an original maturity date of March 1, 2000. Note modification agreements in September 1999, February 2002 and July 2002 now provide for the repayment of this note in March 2006. Under the terms of the July 2002 amendment, the Company may accelerate the due date of this loan on 90 days notice if the Company’s aggregate amount of unrestricted cash, cash equivalents or short-term investments is less than $2,000,000 or if the President’s employment is terminated. Shares of Common Stock of the Company collateralize this note and the non-recourse note discussed above per the note modification agreements. The February 2002 note modification agreement also includes a negative pledge that requires the net proceeds from the sale of any shares of the Company’s Common Stock owned by the President to be applied against the outstanding balance of this note. In fiscal 2003, the number of shares held by the Company as collateral for this note and the non-recourse note described above was decreased to 601,456 shares as a result of the 289,824 shares surrendered in payment of the non-recourse note. During fiscal 2002 and 2001, payments of $9,000 and $720,000, respectively, were made against this note. As of June 27, 2003, outstanding principal and interest under this note was $2,375,000.

EXECUTIVE COMPENSATION

Compensation Tables

Summary Compensation Table

     The following table, together with the footnotes thereto, summarizes the total compensation for fiscal 2003 of (i) the Company’s Chief Executive Officer, (ii) the two other compensated executive officers of the Company who were serving as such at 2003 fiscal year end, and (iii) two additional persons who would have been included in the table if they had been serving as executive officers of the Company at 2003 fiscal year end (collectively, the “Named Executive Officers”), as well as the total compensation paid to each Named Executive Officer for the Company’s two previous fiscal years, if applicable.

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)		Other Annual ($)(3)		Securities Underlying Options (#)(4)	All Other Compensation ($)(5)
Leigh S. Belden	2003	273,047	278,523	(6)	267,762	(7)	400,000	383,923	(8)
President, Chief Executive	2002	136,186	12,692		34,762		800,000	99,835
Officer, and Director	2001	--	--		--		--	--
S. Todd Westbrook	2003	145,034	77,233	(9)	16,138	(10)	--	288
Vice President, Operations	2002	159,600	5,067		18,376		50,000	306
	2001	160,000	--		17,685		100,000	292
C. W. Smith	2003	140,923	75,085	(11)	17,759	(12)	--	3,462	(13)
Vice President, Chief	2002	138,825	4,923		16,205		80,000	5,565
Financial Officer	2001	125,000	--		14,732		--	5,098
Ronald W. Caines (14)	2003	28,658	108,331		2,995	(15)	--	2,499	(16)
former Vice President,	2002	136,923	91,914		31,034		80,000	41,903
Worldwide Sales	2001	--	--		--		--	--
James B. Garner (17)	2003	37,179	68,202		2,615	(18)	--	2,326	(19)
former Vice President,	2002	153,388	4,828		14,854		70,000	2,834
Marketing	2001	150,000	--		16,443		30,000	3,370

------------------
(1)	Includes amounts deferred by the Named Executive Officers pursuant to the Company’s 401(k) Investment/Retirement Plan (the “401(k) Plan”).

(2)

Includes bonuses awarded for the fiscal year, commissions earned on sales, and for fiscal year 2003 amounts earned pursuant to the Company’s program providing for the recovery of salary reductions based on the achievement of quarterly results described in the Report of the Compensation Committee on Executive Compensation. Discretionary bonuses based on fiscal 2003 performance were awarded and paid in September 2003.

(3)

The amounts shown in this column include fringe benefits offered to executive officers that consist of auto allowances and auto operating expenses, certain membership fees, and reimbursement of medical, tax, and legal expenses.

(4)	The stock options listed in the table include options granted to purchase Common Stock of the Company.

(5)	The amounts shown in this column include matching contributions to employee 401(k) Plan deferrals and life insurance premiums paid by the Company.

(6)	Includes $44,423 of salary reduction recovery earned and a $234,100 bonus, paid in 22,631 shares of common stock and $140,811 credited against an outstanding note to the Company.

(7)	Includes $232,099 for amounts reimbursed in fiscal 2003 for the payment of taxes on reimbursed relocation expenses.

(8)	Consists of $379,958 for relocation reimbursements, $2,590 in matching contributions to employee 401(k) Plan deferrals and $1,375 in life insurance premiums.

(9)	Includes $15,834 of salary reduction recovery earned and a $61,400 bonus, paid in 14,896 shares of common stock.

(10)	Includes $13,032 in auto allowance and auto operating expenses.

(11)	Includes $15,385 of salary reduction recovery earned and a $59,700 bonus, paid in 14,483 shares of common stock.

(12)	Includes $14,125 in auto allowance and auto operating expenses.

(13)	Consists of $3,045 in matching contributions to employee 401(k) Plan deferrals and $417 in life insurance premiums.

(14)	Mr. Caines resigned as the Company’s Vice President, Worldwide Sales in August 2002.

(15)	Includes $2,405 in auto allowance and auto operating expenses.

(16)	Consists of $2,433 in matching contributions to employee 401(k) Plan deferrals and $66 in life insurance premiums.

(17)	Mr. Garner resigned as the Company’s Vice President, Marketing in August 2002.

(18)	Includes $2,182 in auto allowance and auto operating expenses.

(19)	Consists of $2,284 in matching contributions to employee 401(k) Plan deferrals and $42 in life insurance premiums.

Option Grants in Last Fiscal Year

     The following table provides certain information with respect to the grant of stock options under the Company’s 2002 Stock Incentive Plan (the “2002 Plan”) and the Amended and Restated 1993 Stock Option Plan (the “1993 Plan”), to each of the Named Executive Officers during the fiscal year ended June 27, 2003.

					Potential Realizable Value at Assumed Annual Rate of Stock Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date	5%	10%
Leigh S. Belden	400,000	72.66	$ 1.191	02/05/13	$299,605	$759,259

__________

(1)

The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation on the Company’s Common Stock over the term of the options. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions, and the timing of option exercises, if any. There can be no assurance that amounts reflected in this table will be achieved.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

     The following table provides the specified information concerning exercises of options to purchase the Company’s Common Stock in fiscal year 2003, and unexercised options held as of June 27, 2003, by the Named Executive Officers.

			Number of Securities Underlying Unexercised Options at		Value of Unexercised In-the-Money Options at
	Shares Acquired on	Value	Fiscal Year End (#)		Fiscal Year End ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable (1)	Exercisable	Unexercisable (1)
Leigh S. Belden	--	$ --	384,876	916,667	$ 289,000	$ 734,600
S. Todd Westbrook	--	--	162,500	87,500	18,500	55,500
C. W. Smith	--	--	78,650	68,750	19,975	59,925
Ronald W. Caines	--	--	--	--	--	--
James B. Garner	1,458	1,050	--	--	--	--

------------------
(1)

The options issued pursuant to the 1993 Plan are immediately exercisable; however, the shares of Common Stock issued upon exercise of such options typically vest over four years at the rate of 25% of the total shares granted per year, provided the optionee remains continuously employed by the Company. Upon cessation of employment for any reason, the Company has the option to repurchase all, but not some, of any unvested shares of Common Stock issued upon exercise of an option, within 60 days following the date of cessation of employment at a repurchase price equal to the exercise price of such shares. Accordingly, options are identified above as unvested to the extent that the underlying Common Stock is unvested as of fiscal year end.

Change of Control Severance Benefits Agreements and Employment Contracts

     The Company has entered into a Change of Control Severance Benefits Agreement (the “Agreement”) with each of its executive officers. All capitalized terms in the description below have the same meaning as in the Agreement. Under the terms of the Agreement if the executive’s employment terminates due to an Involuntary Termination or a Voluntary Termination for Good Reason within 24 months following a Change of Control, the termination will be a Covered Termination and the Company shall (i) pay the Executive a lump sum payment equal to 100% of the sum of Annual Base Pay and Annual Bonus, subject to any applicable withholding of federal, state or local taxes, (ii) fully vest all stock options held by the executive and the period of time to exercise such stock options following a Covered Termination may be extended, and (iii) continue Welfare Benefit coverage for the executive and his covered dependents under any Welfare Benefit plan or program maintained by the Company on the same terms and conditions (including cost to the executive) as in effect immediately prior to the Covered Termination, for one (1) year following the Covered termination. Upon the occurrence of a Covered Termination, and prior to the receipt of any benefits under the Agreement, the executive shall execute an Employee Agreement and Release (the “Release”). Such Release shall specifically relate to all of the executive’s rights and claims in existence at the time of such execution and shall confirm the executive’s obligations under the Company’s standard form of proprietary information agreement. Mr. Belden’s Agreement has been revised to provide that the lump sum payment due in the event of a Covered Termination shall be the sum of (i) 2.99 multiplied by Annual Base Pay, plus (ii) 100% of Annual Bonus.

     Mr. Leigh S. Belden, the Company’s President and Chief Executive Officer is a party to an Employment Agreement with the Company. Pursuant to that Agreement, Mr. Belden is entitled to an annual base salary of $330,000, subject to annual increases at the discretion of the Board of Directors, is eligible for annual incentive payments at the discretion of the Board of Directors, and is eligible for benefits generally available to other executive officers of the Company. Mr. Belden’s current base salary is $280,500 per year. See “Report of the Compensation Committee on Executive Compensation.” Additionally, if Mr. Belden’s employment with the Company terminates under specified circumstances, such as an involuntary termination by the Company without cause, he will be entitled to severance benefits of up to one (1) year’s annual base salary and to the continuation of other employee benefits for a period of one (1) year following any such termination. Mr. Belden has agreed to pay any incentive payments approved by the Board of Directors or base salary severance benefits paid to Mr. Belden as payment against the balance outstanding under his loans from the Company until the loans are paid in full, with the balance of such incentives, if any, paid to him. In addition, Mr. Belden remains entitled to receive post-retirement health benefits granted in connection with his previous retirement from the Company in 1999, which provide that, following Mr. Belden’s retirement, the Company will maintain health coverage for Mr. Belden and his family until age 65 and Mr. Belden will only be responsible for the portion of the premium for such coverage that is equal to the average premium paid by Verilink’s executive officers.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following reports of the Compensation Committee and the Audit Committee and the Performance Graph which follows shall not be deemed to be incorporated by reference into such filings.

     The Compensation Committee is authorized by the Board, among other things, to establish and review annually the general compensation policies applicable to the Company’s executive officers, including the relationship of Company financial performance to executive compensation and the basis for the Chief Executive Officer’s compensation during each fiscal year. The Compensation Committee also administers the Company’s equity incentive plans. In determining the officers’ compensation levels, the Compensation Committee generally considers factors such as competitive compensation levels for officers of other high technology companies of similar revenues, profitability, cash flow and growth rates, among other factors.

     In view of the company’s operating results in fiscal 2002 and based on the recommendation of the Chief Executive Officer, the Company decreased base salary payments in April 2002 to the Company’s Chief Executive Officer by 25% and to all other executive officers by 20%, with the executive officers eligible to recover the salary reduction based on the Company’s operating results. The Compensation Committee approved reinstating 10% of the original base salary to its executives (thereby adjusting Mr. Belden’s base salary to $280,500) as of September 2002, with the remaining 10% of the Company’s executive officers’ respective original base salaries (15% for Mr. Belden) remaining at risk to the executive officers. Executive officers are eligible to recover the remaining salary reduction based on quarterly profitability and operating cash flow, and the salary reduction amounts recovered are included as Bonus in the Summary Compensation Table.

     Bonus payments, if any, to the executive officers have historically been tied to the Company’s financial performance and are at the discretion and recommendation of the Compensation Committee. Based on the Company’s financial performance, discretionary bonuses were not paid to executive officers for fiscal 2002. In view of the Company’s significantly improved financial performance in fiscal 2003, principally profitability and positive cash flow, the Committee established a bonus pool valued at $535,000 for all executive officers and certain key employees. Consistent with the Company’s focus on positive cash flow, these discretionary bonuses were not paid in cash but rather were paid in Verilink common stock, or with respect to a majority of the Chief Executive Officer’s discretionary bonus, as payment against an outstanding note to the Company as described elsewhere herein.

     The Chief Executive Officer’s compensation is based on the terms of the employment agreement between Leigh S. Belden and the Company dated January 8, 2002, and the salary reduction and bonus practices described above. In order to induce Mr. Belden to move to Alabama in connection with his appointment as Chief Executive Officer in 2002 and thereby be available to the Company on a full time basis, the Company approved paying costs associated with Mr. Belden’s relocation from California to Alabama, including temporary housing and moving expenses, carrying costs pending sale of his California residence, a portion of his loss on sale, and associated taxes.

     In early fiscal 2003, the Committee selected and engaged a compensation consultant to review and analyze the compensation of the Chief Executive Officer. With a view to providing a total compensation and equity incentive package appropriate given the turn-around situation then facing the Company, the consultant reported on salary, short-term incentives and other benefits that approximated the competitive market and long-term incentive awards at the high end of the competitive market. The consultant suggested the Committee consider granting the Chief Executive Officer options for 200,000 shares of common stock at an exercise price equal to fair market value, plus an additional 200,000 shares of restricted stock. The consultant noted that these grants would place Mr. Belden at the 90th percentile of stock ownership levels among Chief Executive Officers other than founders among a peer group of companies excluding Mr. Belden’s existing ownership prior to being appointed Chief Executive Officer in 2002, but the lowest total stock ownership level among Chief Executive Officers who were also founders among the peer group. Rather than grant restricted stock with no exercise price, the Committee granted the Chief Executive Officer options for 400,000 shares of common stock.

     Other than the recoverable salary reduction program described above, no changes were made to the Chief Executive Officer’s annual base salary of $330,000, which the consultant indicated was between the median and 75th percentile of the peer group used in the consultant’s analysis. Based on the consultant’s analysis, the Committee approved revising Mr. Belden’s Change of Control Severance Benefits Agreement to provide that a lump sum payment due upon a Covered Termination in connection with a Change of Control shall equal the sum of (i) 2.99 multiplied by Annual Base Pay, plus (ii) 100% of Annual Bonus, subject to any applicable withholding of federal, state or local taxes, provided that such payments are subject to reduction if they would otherwise result in a “parachute payment” under Section 280G of the Internal Revenue Code.

     The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a federal income tax deduction for compensation in excess of $1 million in a taxable year for the named executive officers, other than compensation that is performance-based under a plan approved by shareholders and that meets certain other technical requirements. The Compensation Committee does not believe that Section 162(m) will prevent the Company from receiving a tax deduction for compensation that has been paid to executive officers. The Company has significant net operating loss carry-forwards for federal income tax purposes. Accordingly, while absent unusual circumstances the Company generally does not expect to provide non-deductible compensation, the Committee has the authority to award compensation in appropriate circumstances that would not be tax deductible under Section 162(m).

THE COMPENSATION COMMITTEE

JOHN A. MCGUIRE HOWARD ORINGER

REPORT OF AUDIT COMMITTEE

     The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting, reporting practices and financial reports; reviews and selects the certified public accountants to audit the financial statements of the Company for the fiscal year for which they are appointed; approves any non-audit services to be provided by the independent auditors and the related compensation for such services; and maintains free and open means of communication between the directors, independent auditors, financial management and employees of the Company. The Audit Committee’s responsibilities are more fully described in its charter, a copy of which was filed as Exhibit C to the proxy statement for the 2002 annual meeting.

     Management has the primary responsibility for the preparation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounted principles.

     In fulfilling its oversight responsibilities, the Audit Committee:

o	reviewed and discussed the audited consolidated financial statements for fiscal 2003 with the Company’s management,
o	discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees,
o	received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees, and
o	has discussed with PricewaterhouseCoopers LLP their independence.

     Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2003, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

JOHN E. MAJOR JOHN A. MCGUIRE HOWARD ORINGER

Audit Committee Charter

     The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was filed as Exhibit C to the proxy statement for the 2002 annual meeting. The Board of Directors reviews and approves changes to the Audit Committee Charter annually. The Audit Committee Charter was amended at the beginning of fiscal 2003 with changes reflected in the previously filed Audit Committee Charter.

Independence of Audit Committee Members

     The Company’s Audit Committee is comprised of John E. Major, John A. McGuire and Howard Oringer. All the members of the Audit Committee meet the requirements for independence under the Nasdaq Marketplace Rules.

STOCK PERFORMANCE GRAPH

     The following chart compares the cumulative total stockholder return on the Company’s Common Stock for the five year period ended June 30, 2003 with the cumulative total return on The Nasdaq Stock Market U.S. Index and the Nasdaq Telecommunications Index during the same period. The graph shows the value, at June 30 for each of the last five years, of $100 invested in the Company’s Common Stock and in each of the foregoing indices on June 30, 1998 and assumes reinvestment of dividends, if any. The graph depicts the change in the value of Common Stock relative to the indices as of the end of each fiscal year and not for any interim period. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Comparison of Five Year Cumulative Total Return
as of June 2003

	Cumulative Total Return
	June 30,
	1998	1999	2000	2001	2002	2003
Verilink Corporation	100.00	35.61	117.43	41.21	2.55	20.36
NASDAQ Stock Market (U.S.)	100.00	143.67	212.43	115.46	78.65	87.33
NASDAQ Telecommunications	100.00	163.70	183.95	78.01	26.88	40.76

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP has served as the Company’s independent accountants since the Company’s inception and has been recommended to the Board of Directors as the Company’s independent accountants for fiscal year 2004. In the event that ratification of this selection of accountants is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Audit Committee will review its future selection of accountants. Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants for the 2004 fiscal year.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2004.

     For the fiscal years ended June 27, 2003 and June 28, 2002, the Company paid (or will pay) the following fees to PricewaterhouseCoopers LLP for services rendered during the fiscal year or for the audit in respect of those years:

Fee type	June 27, 2003	June 28, 2002
Audit Fees (1)	$127,800	$106,000
Audit-related Fees (2)	30,600	42,720
Tax Compliance Fees (3)	29,017	37,879
Other Fees	--	--

Totals	$187,417	$186,629

     (1) Fees paid for professional services rendered in connection with the audit of the annual financial statements for each fiscal year and also includes the review of the quarterly financial statements.

     (2) Includes fees paid for professional services rendered in connection with the audits of the Company’s employee benefit plans, analysis of goodwill impairment, acquisition audit work, accounting consultation on specific transactions or events and miscellaneous accounting consultation.

     (3) Includes fees paid for tax compliance, tax planning and related tax services.

     The Audit Committee has determined that the non-audit services provided to us during our fiscal year 2003 by PricewaterhouseCoopers are compatible with the maintenance of their independence. In fiscal 2003, the Audit Committee adopted a policy concerning approval of audit and non-audit services to be provided by PricewaterhouseCoopers LLP. The policy requires that all services PricewaterhouseCoopers LLP may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Chairman of the Audit Committee may approve certain permitted non-audit services in between Committee meetings, which services are subsequently reported to and approved by the Committee.

STOCKHOLDER PROPOSALS/STOCKHOLDER NOMINATIONS FOR DIRECTOR

     Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at the Company’s 2004 Annual Meeting of Stockholders must be received by the Company not later than June 11, 2004 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

     The Board of Directors does not currently have a nominating committee or a committee performing the functions of a nominating committee. Stockholders wishing to directly nominate candidates for election to the Board of Directors (“Director Nominations”) and for the conduct of other business to be brought before an annual meeting (“Other Business”), must do so in accordance with the Company’s Certificate of Incorporation and Bylaws.

     To be timely, notice of Director Nominations to be brought before an annual meeting or special meeting must be received by the Secretary of the Company, at the address set forth below, not earlier than ninety nor later than sixty days prior to the first anniversary of the preceding year’s annual meeting or, if the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary, such notice must be received not earlier than ninety days prior to such annual meeting and not later than the later of (1) the sixtieth day prior to the annual meeting or (2) the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure thereof was made, whichever occurs first. The Certificate of Incorporation also provides that notice of Director Nominations of any candidate for director shall include certain information with respect to a proposed nominee, including (without limitation) information as to such nominee’s business background, relationships with stockholders and certain other parties, and share ownership in the Company.

     To be timely, notice of Other Business to be brought before an annual meeting or special meeting must be received by the Secretary of the Company, at the address set forth below, not later than ninety days prior to the meeting date or, if less than one hundred days notice or prior public disclosure of the date of the meeting is given to or made to stockholders, notice of Other Business must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting or special meeting was mailed or made public.

     Stockholder proposals for Other Business or Director Nominations should be mailed to C.W. Smith, Vice President and Chief Financial Officer, Verilink Corporation, 127 Jetplex Circle, Madison, Alabama 35758-8989.

OTHER MATTERS

     The Board of Directors knows of no other business at this time which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented.

     Stockholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.

By Order of the Board of Directors, Leigh S. Belden President, Chief Executive Officer and Director

October 10, 2003
Madison, Alabama

VLKCM-PS-03

[FORM OF FRONT OF PROXY CARD]

PROXY

VERILINK CORPORATION
127 Jetplex Circle
Madison, Alabama 35758-8989

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
MEETING OF STOCKHOLDERS ON NOVEMBER 13, 2003

     The undersigned hereby appoints LEIGH S. BELDEN and C.W. SMITH as Proxies, or either of them, with full power of substitution, and hereby authorizes them to vote, as designated below, all shares (unless a lesser number is specified on the other side) of Common Stock of Verilink Corporation (the “Company”) that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on November 13, 2003 at the Sheraton San Diego Hotel & Marina – East Tower, 1380 Harbor Island Drive, San Diego, California 92101, at 9:00 a.m. local time, and any adjournment or postponement thereof.

     The shares represented by this proxy will be voted as directed by the undersigned stockholder. If no direction is given, such shares will be voted FOR each of Proposals 1 and 2 and in the discretion of the proxy holder(s) with respect to other matters properly brought before the meeting, including any adjournments thereof.

(Continued and to be SIGNED on the Next Page)

The Board of Directors recommends a vote FOR each of Proposals 1 and 2.

Please mark and date the proxy and sign your name as it appears hereon. If executed by a corporation, a duly authorized officer must sign by name and title. Executors, administrators, and trustees must so indicate when signing. If shares are held jointly, EACH holder must sign.

Dated _________________________, 2003

___________________________________

___________________________________
              Signature(s) of Stockholder(s)

No. 1 Proposal to elect John E. Major as a Class I director of the Company.

For	Withheld
☐	☐

No. 2 Proposal to ratify and approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the 2004 fiscal year.

For	Against	Abstain
☐	☐	☐